Exhibit 99.1

RYVYL Pays Initial $13.0 Million Tranche to Securityholder to Retire All Outstanding Series B Convertible Preferred Stock and Majority of 8% Senior Convertible Note

SAN DIEGO, CA, January 28, 2025 -- RYVYL Inc. (NASDAQ: RVYL) ("RYVYL" or the "Company"), a leading innovator of payment transaction solutions leveraging electronic payment technology for diverse international markets, has paid the initial tranche of $13.0 million to a securityholder of the Company on January 27, 2025, which completed the following:

●	Redeemed of all shares of the Company’s Series B Convertible Preferred Stock (“Preferred Stock”), for which the liquidation value was $53.1 million.
●

Partially repaid the 8% Senior Convertible Note held by the securityholder (“Note”), reducing the outstanding principal from $18.3 million to $4.0 million, which is due on or before April 30, 2025, and also temporarily suspended (i) the Company’s requirement to pay interest on the remaining principal balance of the Note, (ii) the securityholder’s right to convert the Note and (iii) certain restrictive covenants contained in the Note, all of which would be restored if the Company does not pay the second tranche of $4.0 million by April 30, 2025.

“These transactions eliminate a large portion of the conversion overhang and substantial dilution risk to our common stock from both the Preferred Stock and Note,” said George Oliva, CFO of RYVYL. “We expect the net gain from this balance sheet restructuring to be highly anti-dilutive; thus, benefitting the common stockholders and lowering our overall cost of capital as we invest in our growth in 2025.”

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security and does not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About RYVYL

RYVYL Inc. (NASDAQ: RVYL) was born from a passion for empowering a new way to conduct business-to-business, consumer-to-business, and peer-to-peer payment transactions around the globe. By leveraging electronic payment technology for diverse international markets, RYVYL is a leading innovator of payment transaction solutions reinventing the future of financial transactions. Since its founding as GreenBox POS in 2017 in San Diego, RYVYL has developed applications enabling an end-to-end suite of turnkey financial products with enhanced security and data privacy, world-class identity theft protection, and rapid speed to settlement. As a result, the platform can log immense volumes of immutable transactional records at the speed of the internet for first-tier partners, merchants, and consumers around the globe. www.ryvyl.com

Cautionary Note Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the Company's current beliefs, assumptions, and expectations regarding future events, which in turn are based on information currently available to the Company. Such forward-looking statements include statements regarding timely payment of the second tranche, the benefit to stockholders from the repayment of the Note and repurchase of the Preferred Stock, and the timing and expectation of revenues from the license described herein and are charactered by future or conditional words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information. By their nature, forward-looking statements address matters that are subject to risks and uncertainties. A variety of factors could cause actual events and results to differ materially from those expressed in or contemplated by the forward-looking statements, including the risk that the licensee understands and complies with various banking laws and regulations that may impact the licensee's ability to process transactions. For example, federal money laundering statutes and Bank Secrecy Act regulations discourage financial institutions from working with operators of certain industries - particularly industries with heightened cash reporting obligations and restrictions - as a result of which, banks may refuse to process certain payments and/or require onerous reporting obligations by payment processors to avoid compliance risk. These and other risk factors affecting the Company are discussed in detail in the Company's periodic filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether because of the latest information, future events or otherwise, except to the extent required by applicable laws.

IR Contact:

David Barnard, Alliance Advisors Investor Relations, 415-433-3777, ryvylinvestor@allianceadvisors.com